APPLIED VOICE RECOGNITION, INC.
                     NON-INCENTIVE STOCK OPTION AGREEMENT

To:   Jesse Marion                        Date of Grant: August 15, 1996
                                          Date of Issuance: December 15,1996

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      (Social Security No.)

You are hereby granted as an outside director of Applied Voice Recognition, Inc. (the "Company"), an option to purchase 50,000 shares of Common Stock, par value $.01 each (the "Shares"), of the Company at an option price of $1.38 per share. This option is granted to you pursuant to the Applied Voice Recognition 1996 Director Stock Option Plan, and is subject to the terms and conditions set forth below.

                                    APPLIED VOICE RECOGNITION, INC.

                                    By__________________________________________
                                       Timothy J. Connolly, President

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                             TERMS AND CONDITIONS

      1. PURCHASE RIGHTS. One-third of the shares underlying this option are exercisable as of the date of issuance, an additional one-third will become exercisable at the end of each one-year period from the date of the grant for the succeeding two years. After that you will be entitled to purchase all of the Shares covered by this option.

       2. EXERCISE IN WHOLE OR PART. To the extent this option has become exercisable, you may purchase on any date or dates all or any part of the Shares which you are then entitled to purchase. However, no fractional Shares may be purchased.

       3. TERM OF OPTION. To the extent this Option has become exercisable in accordance with paragraph 1 above, it may be exercised by you at any time during the five-year period beginning on the date of grant. To the extent this option remains unexercised at the end of the five-year period, your unexercised purchase rights will terminate.

       4. PAYMENT OF OPTION PRICE. The option price shall be payable at the time of exercise. The option price shall be paid at the Office of Secretary at the Company's corporate headquarters
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or at any other place designated by the Secretary. The option price may be paid in cash, in accordance with such procedures and subject to such further conditions as the Secretary of the Company may establish from time to time.

             Cash payments shall be made in United States dollars, except that if at the time of exercise you are employed by or on assignment for the Company or a subsidiary at a location outside the United States a cash payment may, with the prior approval of the Secretary of the Company, be made in the official currency used at such location in an amount specified by the Secretary as equivalent to the same amount in United States dollars.

       5. TAXES. Upon any exercise of this option, the Company may withhold delivery of certificates for the purchased shares until you make arrangements satisfactory to the Company to pay any withholding, transfer, or other taxes due as a result of such exercise.

       6. SECURITIES LAWS. This option shall not be exercised if such exercise would violate any federal or state securities laws. The Company will use its best efforts to make such filings and initiate such proceedings as may be necessary to prevent such violations unless the Directors of the Company determine, in their sole discretion, that such filings or proceedings would result in undue expense or hardship for the Company. The Company may place appropriate legends on the certificates for the optioned shares, give stop transfer instructions to its transfer agents, or take any other action to achieve compliance with those laws in connection with any exercise of this option or your resale of the optioned shares.

       7. TRANSFERABILITY. This option is not transferable other than by will or the laws of descent and distribution and shall be exercisable during your lifetime only by you or your guardian or legal representative.

       8. ADJUSTMENTS. The Compensation and Stock Option Committee of the Company may make such adjustments in the option price and in the number of kind of shares of Common Stock of the Company or other securities covered by this option as it in its sole discretion may determine are equitably required to prevent dilution or enlargement of your rights that would otherwise result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, merger, consolidation, reorganization, partial or complete liquidation or other corporate transaction or event having an effect similar to any of the foregoing.

       9. THE "COMPANY" INCLUDES ITS SUBSIDIARIES. For purposes of this option, employment with a subsidiary of the Company will be treated as equivalent to employment with the Company itself, and your continuous employment will not be deemed to be interrupted by reason of your transfer among the Company and its subsidiaries. "Subsidiary" means a corporation or other entity in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain owns stock or other ownership

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interests possessing 50% or more of the total outstanding combined voting power of all classes of stock or other interests in the next entity in the chain.

       10. MISCELLANEOUS. This stock option is subject to all the terms and conditions of the Applied Voice Recognition, Inc. 1996 Director Stock Option Plan pursuant to which it is granted. The Compensation of the Company has authority to interpret and construe any provision of this instrument and the Applied Voice Recognition, Inc. 1996 Stock Option Plan pursuant to which this stock option is granted, and any such interpretation and construction shall be binding and conclusive.

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